EXHIBIT 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 10, 2015 (the “Effective Date”), by and between Retrophin, Inc., a Delaware corporation (“Retrophin” or “Buyer”)) and Asklepion Pharmaceuticals, LLC, a Delaware limited liability company (“Asklepion” or “Seller”).  Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Asklepion desires to sell, assign and convey all of its rights, interests and obligations in and to certain of its assets related to its Cholic Acid business, and Retrophin desires to purchase, assume and accept from Asklepion such rights, interests and obligations, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Definitions.  In addition to the other capitalized terms defined herein, the following capitalized terms shall have the following respective meanings:

1.1            “Act” means the United States Food, Drug and Cosmetic Act, as amended from time to time and the regulations promulgated thereunder.

1.2       “Affiliate” means, with respect to any Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party at any time during the period for which the determination of affiliation is being made.  For the purposes of this definition, “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means the possession by the applicable Person, directly or indirectly, of the power to direct or cause the direction of the management, policies and business affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

1.3          “Agency” means any governmental or regulatory authority having jurisdiction over the subject activities, products, and/or services.

1.4         “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws.

1.5         “Applicable Laws” means (i) all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of all Agencies, that may be in effect with respect to the subject activities, products and services, including the Act, and the PDMA, (ii) in the U.S., the American Medical Association Guidelines on Gifts to Physicians from

Industry, and, outside the U.S., any foreign counterparts, (iii) in the U.S., the PhRMA Code on Interactions with Healthcare Professionals, and, outside the U.S., any foreign counterparts, and (iv) any requirement of action as directed by court order.

1.6           “Assigned Contracts” means the contracts between Asklepion and Third Parties for the continued development and commercialization of the Cholic Acid Product as set forth on “Assigned Contracts Schedule”.

1.7           “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Buyer and Seller in the form to be mutually agreed upon by Buyer and Seller.

1.8          “Bill of Sale” means the Bill of Sale by Seller to Buyer in the form to be mutually agreed upon by Buyer and Seller.

1.9         “Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

1.10       “Chenodal” means chenodeoxycholic acid human pharmaceutical product sold by Retrophin or its licensee in the United States.

1.11         “Cholic Acid” means the primary bile acid 3α,7α,12α-trihydroxy-5β-cholan-24-oic acid as defined by the United States Adopted Names Council entry BC-106 and CAS Number 81-25-4.

1.12          “Cholic Acid Product” means (a) the pharmaceutical product being developed as of the Effective Date by Seller that has Cholic Acid as an “active pharmaceutical ingredient”, (b) any other product […***…] using Cholic Acid as an active ingredient or as one of two or more active ingredients of its “active pharmaceutical ingredients”, in each case (with respect to clauses (a) and (b)), including any additional indications and other product extensions, and (c) any […***…] in connection with the products described in the foregoing clauses (a) or (b), if such […***…] is based, in whole or in part, or used Cholic Acid Product IP or Cholic Acid Product Data Assets.

1.13        “Cholic Acid Product Data Assets” means (a) any and all pre-clinical, clinical, chemical synthesis, manufacturing and testing data, protocols and other information, including chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, efficacy, bioequivalency, quality assurance, quality control and clinical data for the development and commercialization of the Cholic Acid Product, including its registration, formulation, manufacture, use, storage, transport, importation, sale, offer for sale, promotion and distribution; and, (b) all files, correspondence, records, laboratory notebooks, photographs, vendor and other audits, reports, documentation and other tangible embodiments (whether in writing, electronically stored or otherwise) related to the matters described in clause (i) above.

1.14         “Cholic Acid Product Inventory” means any and all inventory of the Cholic Acid Product, including work in process inventory and finished product of Cholic Acid Product as set forth on the “Cholic Acid Product Inventory Schedule”.

1.15          “Cholic Acid Product IP” means the Intellectual Property for the commercialization of the Cholic Acid Product (including, to the extent applicable, its registration, formulation, manufacture, use, storage, transport, offer for sale, sale, importation, promotion and distribution) and includes Copyrights and Cholic Acid Product Know-How, in each case, as set forth on the “Cholic Acid Product IP Schedule”.

1.16        “Cholic Acid Product Know-How” means any and all Know-How for the development and commercialization of the Cholic Acid Product (including, to the extent applicable, its registration, formulation, manufacture, use, storage, transport, offer for sale, sale, importation, promotion and distribution).

***Certain Confidential Information Omitted

1.17         “Cholic Acid Product MSA” means the centralized EU marketing authorization held by Seller’s wholly-owned subsidiary, ASK Pharmaceuticals GmbH Heimeranstraße 35, D-80339 München, Deutschland, relating to the product named “Kolbam” (previously Cholic Acid FGK) for the therapeutic areas of “Metabolism, Inborn Errors” and therapeutic indication of the treatment of inborn errors in primary bile acid synthesis due to Sterol 27-hydroxylase (presenting as cerebrotendinous xanthomatosis, CTX) deficiency, 2- (or a-) methylacyl-CoA racemase (AMACR) deficiency or Cholesterol 7a-hydroxylase (CYP7A1) deficiency in infants, children and adolescents aged 1 month to 18 years and adults, with agency product number EMEA/H/C/002081 -T/0004 and the date of issue of marketing authorization valid throughout the European Union:  04/04/2014.

1.18         “Cholic Acid Product NDA” means NDA 205-570 filed by Asklepion with the FDA.

1.19       “Cholic Acid Product Regulatory Assets” means the Cholic Acid Product NDA, the Cholic Acid Product MSA, the Orphan Drug Designations, the Seller’s rights to the Other Marketing Authorization Applications and, in each case, all supporting documents, files and data.

1.20        “Commercially Reasonable Efforts” means, with respect to a Party, that level of effort and resources required to carry out a particular task or obligation in an active and sustained manner consistent with the general practices applied in the research-based pharmaceutical industry in the development and commercialization of products of similar market potential to the Cholic Acid Product at a similar stage in development or product life, taking into account issues of orphan drug or other exclusivity, safety, and other relevant factors, including technical, legal, scientific, medical, operational and commercial factors, and taking into account profitability exclusive of applicable royalties, milestone, and any other similar payments.

1.21        “Competition Period” means, on a jurisdiction by jurisdiction basis, the longer of (a) […***…], or (b) any marketing exclusivity period in respect of a Product under Applicable Law, in each case, measured from the time of approval in the applicable jurisdiction.

1.22         “Competitive Product” means a product that is […***…].

1.23     “Confidential Information” means any information that (i) in any way relates to products, business, Know-How, business strategies and technology of a Party or Affiliate thereof, (ii) is furnished or disclosed to the other Party in connection with this Agreement, and (iii) is identified as “confidential” (or words of similar import) upon such disclosure; provided, however, that the term “Confidential Information” shall not include any specific information that:

  (a)          at the time of disclosure, is generally available to the public;

  (b)          after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information;

  (c)          becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or

  (d)          the recipient of which can demonstrate by clear and convincing evidence was developed by or for such recipient without the use of any of the Confidential Information of the disclosing Party or its Affiliates hereunder.

1.24       “Contingent Payments” means the contingent payments contemplated under Section 3.4.

***Certain Confidential Information Omitted

1.25         “Copyrights” means all of Seller’s (a) U.S. and foreign copyrights, whether statutory or arising under common law, (b) all copyright applications and registrations, and certificates of copyright pertaining thereto, including but not limited to, copyright registrations in each case relating to Cholic Acid Product.

1.26         “Distributor Receipts” means, with respect to a Product, all amounts paid or payable to Retrophin and/or its Affiliates for sales anywhere in the world of such Product to a Third Party (including, without limitation, licensees, sublicensees and distributors, which includes, without limitation, the Initial Distributors) to whom Retrophin or its Affiliates (or their respective successors or assigns) sells Product for resale by such Third Party.  Notwithstanding the foregoing, […***…] prior to the expiration of the initial term specified in such […***…], including, but not limited to, […***…], then, for the remaining period of the initial term ([…***…]), the amounts paid or payable to Retrophin and/or its Affiliates attributable to such […***…] that has been terminated shall be […***…][…***…].  A sample calculation of such discount to amounts paid or payable to Retrophin and/or its Affiliates is set forth on Schedule 1.26.  Distributor Receipts with respect to a Product shall also include […***…].

1.27     “Electronic Data Room” means the documents relating to Asklepion and its subsidiaries provided electronically on the share file site by Asklepion to Retrophin or its advisors as of the Effective Date and, solely taking into account the addition of (a) the manufacturing batch records for finished goods from Patheon in respect of the period prior to the Effective Date (which Asklepion may provide electronically on the share file site subsequent to the Effective Date and will be deemed to have been provided by Asklepion as of the Effective Date), and (b) such documents to the share file site required or permitted in accordance with Sections 2.2 and 6.4, as of the Closing Date.

1.28         “EMA” means the European Medicines Agency or any successor agency thereto.

1.29         “Escrow Agent” means Wilmington Trust, N.A.

1.30      “Escrow Agreement” means the Escrow Agreement between Buyer, Seller and the Escrow Agent governing the deposit, holding and release of the Escrowed Assets between the Closing Date and the date that is seven (7) days after the due date for the FDA Approval Milestone for the Bile Acid Indications as provided in Section 3.3(a), in the form to be mutually agreed upon by Buyer, Seller and the Escrow Agent.

1.31        “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.32         “First Commercial Sale” means the first sale for transfer for cash or some equivalent to which value can be assigned of a Cholic Acid Product in the United States after FDA approval of the Cholic Acid Product NDA. A sale on a cost reimbursement basis for use in a clinical trial will not constitute a First Commercial Sale.

1.33          “Initial Distributors” means […***…].

1.34     “Initial Distribution Agreements” means (i) that certain Distribution Agreement between Asklepion Pharmaceuticals LLC and […***…], as amended by the First Amendment to Distribution Agreement between Asklepion Pharmaceuticals LLC and […***…], (ii) that certain Distribution Agreement between Asklepion Pharmaceuticals LLC and […***…], as amended by the First Amendment to Distribution Agreement between Asklepion Pharmaceuticals LLC and […***…], and (iii) that certain Distribution Agreement between Asklepion Pharmaceuticals LLC […***…], as amended or supplemented by Addendum to Distribution Agreement between […***…] and Asklepion Pharmaceuticals, Addendum II to Distribution Agreement between […***…] and Asklepion Pharmaceuticals, LLC dated 22 October 2012, dated January 7, 2015, and the Second Amendment to Distribution Agreement between Asklepion Pharmaceuticals LLC and […***…].

***Certain Confidential Information Omitted

1.35         “Intellectual Property” means any and all rights in and to Copyrights, Know-How, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registration for any of the foregoing, and any similar type of rights and interests and intangible assets, in each case, recognized under any laws as intellectual property to which rights of ownership accrue pursuant to such laws or conventions or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

1.36        “Know-How” means any and all know-how, trade secrets, inventions (other than inventions covered by a patent), data, processes, photographs, techniques, procedures, drawings, compositions, devices, methods, formulas, algorithms, protocols and information, whether or not patentable, which are not generally publicly known, including, all chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, efficacy, bioequivalency, quality assurance, quality control, clinical data, and scientific research information and data relating to a product.

1.37        “Knowledge of Seller” or “Seller’s Knowledge” means (a) for purposes of this Agreement other than the representations and warranties contained in Section 4.11(a), the actual knowledge of the executive officers of Seller, […***…], after exercising their duties in good faith, and (b) for purposes of the representations and warranties contained in Section 4.11(a), is based solely on the written representations and/or statements made to Seller by […***…].

1.38        “Liens” means any mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests or other encumbrances of any kind whatsoever.  Notwithstanding the foregoing, the term “Liens” shall not include liens as set forth on the “Permitted Liens Schedule”.

1.39         “[…***…] Matter” means all claims or rights of Seller’s wholly-owned subsidiary, ASK Pharmaceuticals GmbH Heimeranstraße 35, D-80339 München, Deutschland, […***…], as more fully described on Schedule 4.5.

1.40         “Net Revenues” means the sum of (i) Net Sales of the Cholic Acid Product, and (ii) the Distributor Receipts.

1.41         “Net Sales” means, with respect to a Product, the […***…], less:

  (a)          […***…];

  (b)          […***…];

  (c)          […***…]; and

  (d)          […***…].

For the avoidance of doubt, Net Sales shall not include any payments among Retrophin and its Affiliates.  Net Sales shall be determined in accordance with generally accepted accounting principles, consistently applied.

***Certain Confidential Information Omitted

1.42         “Orphan Drug Designations” means (i) the Orphan Product Designation from the Department of Health and Human Services, Food and Drug Administration Office of Orphan Products Development for Cholic Acid, designated as of 07-18-2003, under the name “Cholbam” as a “drug for a rare disease or condition” for the treatment of inborn errors of cholesterol and bile acid synthesis and metabolism under the Orphan Drug Act, as amended, and implementing regulations at 21 C.F.R. Part 316, and (ii) the designation of Cholic Acid as an orphan medicinal product under Regulation (EC) No 141/2000 of the European Parliament and of the Council by the Commission of the European Communities (EU orphan designation number: EU/3/09/683) to Seller’s wholly-owned subsidiary, ASK Pharmaceuticals GmbH Heimeranstraße 35, D-80339 München, Deutschland, for the treatment of inborn errors of primary bile acid synthesis responsive to treatment with Cholic Acid.

1.43         “Other Marketing Authorization Applications” means the applications for marketing authorization or similar approvals with the applicable regulatory bodies for the commercialization of the Cholic Acid Product made by […***…][…***…].

1.44        “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the rules, regulations and guidelines promulgated thereunder and in effect from time to time, and any foreign counterpart thereto.

1.45         “Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal Person or entity.

1.46         “Product” means Cholic Acid Product, any Combination Product or […***…], as the case may be.

1.47         “Royalties” means the royalties on Net Revenues of Cholic Acid Product and Net Sales of […***…] payable to Asklepion pursuant to Section 3.5.

1.48         “Security Agreement” means the Security Agreement to be executed by the Buyer for the benefit of the Seller at the Closing in order to grant Seller a first-priority security interest and lien in and to the Asset as security for the Buyer’s obligations to pay the FDA Milestone Payments in accordance with the terms of Section 3.3 of this Agreement in the form to be mutually agreed upon by Buyer and Seller.

1.49         “Third Party” means any Person other than a Party and such Party’s Affiliates.

1.50        “U.S. Commercialization Plan” means the general marketing and promotional plans for the Cholic Acid Product in the United States, in a consistent with Retrophin’s plans generally and pharmaceutical industry standards, for each calendar year.

1.51       “Voucher” means a Paediatric Rare Disease Priority Review Voucher, if and only if, granted to Asklepion by the FDA in respect of the Cholic Acid Product.

1.52         Interpretation.  Unless the context of this Agreement otherwise requires (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, (d) the terms “Article,” “Section,” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement and (e) the terms “include,” “includes,” or “including,” shall be deemed to be followed by the words “without limitation” unless otherwise indicated.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.  The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

***Certain Confidential Information Omitted

ARTICLE 2
SALE AND PURCHASE OF ASSETS

2.1         Conveyance; Assets; Escrowed Assets.

(a)          Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall and, if owned or held by its Affiliates, shall cause its Affiliates to, irrevocably sell, assign, transfer, convey and deliver to Buyer or its Affiliates (as directed by Buyer in writing), and Buyer shall and, if and to the extent directed by Buyer, shall cause its Affiliates to, purchase, acquire, assume and accept, free and clear of any and all Liens, all right, title and interest of Seller and its Affiliates in and to the following assets related to the Cholic Acid Product (the “Assets”):

(i)          the Assigned Contracts;

(ii)         the Cholic Acid Product Data Assets;

(iii)        the Cholic Acid Product IP;

(iv)        the Cholic Acid Product Regulatory Assets;

(v)         to the extent assignable, all claims, judgments, cases in action or rights related to the Cholic Acid Product, including, for past, present or future infringement of the Cholic Acid Product IP;

(vi)        copies of other books, records (including computer records), correspondence (including email communications) of the Seller relating to the Cholic Acid Product and/or the Assets;

(vii)       to the extent assignable, all representations, warranties, guarantees, indemnities, undertakings, covenants not to compete and covenants not to sue benefitting the Assets, certificates, covenants, agreements and all security therefor received by the Seller on the purchase, license or other acquisition of any part of the Assets; and

(viii)      to the extent granted, if and when granted (if at all), to Asklepion, any Voucher; and

(ix)         all claims or rights related to the […***…] Matter to be assigned by Seller’s wholly-owned subsidiary, ASK Pharmaceuticals GmbH Heimeranstraße 35, D-80339 München, Deutschland.

(b)          Conveyance of Assets; Escrowed Assets; Security Interest.  No right, title or interest in or to the Assets or Assumed Liabilities (as herein defined) shall be sold, assigned, transferred, conveyed or delivered to Buyer until the Closing Date.

(i)          At the Closing, Buyer shall deposit with the Escrow Agent to hold and release in accordance with the terms of the Escrow Agreement an assignment and assumption agreement assigning and transferring from Buyer to Seller all of the Assigned Contracts, a bill of sale and assignment assigning and transferring from Buyer to Seller all of the Assets, together with any other applicable instruments of assignment or transfer relating to the transfer of the Cholic Acid Product Regulatory Assets or necessary or appropriate to effect the transfer and assignment of the Assets from Buyer to Seller (collectively, the “Escrowed Transfer Documents”), for release to (x) Retrophin upon receipt of a joint instruction letter from Asklepion and Retrophin confirming Retrophin’s payment in full to Asklepion of the FDA Approval Milestone for the Bile Acid Indications on the FDA Approval Milestone Payment Date (or within the 7 day cure period thereafter), or (y) Asklepion if no such instruction letter shall have been received by the Escrow Agent on or prior to the tenth day following the FDA Approval Milestone Payment Date.  All of the Escrowed Transfer Documents shall provide that all the Assets shall be transferred to Seller, free and clear of all Liens.
***Certain Confidential Information Omitted

(ii)         At the Closing, Buyer’s obligation to pay the FDA Approval Milestone for the Bile Acid Indications and any other accrued and unpaid payments under Article 3, will be secured by a second-priority, perfected security interest and lien in the Assets, on the terms and conditions set forth in the Security Agreement, which security interest and lien will be released upon payment in full to Asklepion of the FDA Approval Milestone for the Bile Acid Indications on the FDA Approval Milestone Payment Date (or within the 7 day cure period thereafter) in accordance with the terms of the Security Agreement.  Additional rights of the Seller will be set forth in the Security Agreement and any applicable subordination or intercreditor agreement.

(iii)        At the Closing, and for so long as the Escrowed Transfer Documents are held in escrow, Buyer shall not, directly or indirectly through its Affiliates, subsidiaries or otherwise, mortgage, pledge, hypothecate, encumber or subject to any Lien any of the Assets, other than to U.S. Bank National Association, as administrative agent, under Buyer’s Credit Agreement, dated as of June 30, 2014, as amended.  In addition, for so long as the Escrowed Transfer Documents are in escrow, Buyer will use Commercially Reasonable Efforts to preserve intact the Assets and the business-related thereto, including the commercialization, development, promotion, marketing and sales of the Cholic Acid Product, to maintain the rights and franchises associated with or related to the Cholic Acid Product and the other Assets, and preserve the relationships with customers, distributors, and others having business dealings with respect to the Cholic Acid Product or other Assets.

(c)          Pre-Closing Sales.  From the Effective Date until the Closing Date, Asklepion will book all Net Sales of Cholic Acid Products outside the United States (“OUS”).

2.2         Cholic Acid Product NDA.  Asklepion, as the sponsor, will use Commercially Reasonable Efforts to obtain the Cholic Acid Product NDA during the period from the Effective Date until FDA approval, including, but not limited to, correspondence, reports and filings with FDA and responsibility for all clinical trials and data generated therefrom, and will use reasonable efforts to keep Retrophin informed of FDA correspondence and calls and, to the extent reasonably practicable, to participate in such calls with the FDA; provided, however, that notwithstanding the foregoing, Asklepion makes no representation, warranty or guaranty concerning the receipt (if at all) of the Cholic Acid Product NDA or the Voucher or the indications for which the Cholic Acid Product NDA may be granted (if at all).  Until the Closing Date, Asklepion shall promptly within three (3) days after the delivery or receipt thereof, make available to Retrophin in the Electronic Data Room (or by other reasonable means mutually agreeable to Asklepion and Retrophin) such correspondence with the FDA required to be made available to Retrophin by Asklepion in the Electronic Data Room in order for the representation and warranty contained in Section 4.16(b) to be true and correct in all material respects at and as of the Closing Date.  In connection with the Closing and any return of the Assets to Asklepion pursuant to Section 2.1(b)(i) and 9.3, Retrophin shall take all reasonable steps to cooperate in an orderly transfer of the Cholic Acid Product NDA (and associated IND) in accordance with all applicable FDA regulations.  After the Closing, Retrophin will have full ownership, control of and responsibility for the Cholic Acid Product NDA (and associated IND) and will have sole responsibility for, and control of, all subsequent FDA and other regulatory filings in respect of the Cholic Acid Product NDA (and associated IND).  Notwithstanding anything to the contrary in this Section 2.2 or elsewhere in this Agreement, until at or immediately prior to the Closing, in no event shall Asklepion be required to disclose or make available to Retrophin any information or materials, including, but not be limited to, correspondence, reports and filings with FDA and clinical trials and data generated therefrom, with respect to the CTX Indication, which Retrophin acknowledges and agrees are of a commercially sensitive and competitive nature.

2.3         Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume, be responsible for and pay, perform and discharge when due to assume, any and all of the liabilities of Seller to the extent relating to the Assigned Contracts, the Cholic Acid Product, the Assets or the Cholic Acid Product Inventory, each of which are expressly assumed by Buyer and accrue from and after the Closing Date (the “Assumed Liabilities”).

2.4         Excluded Liabilities.  Except for the Assumed Liabilities, but without limiting the terms or conditions of this Agreement, Buyer shall not assume or be liable for any liabilities of Seller or their respective Affiliates (fixed, contingent or otherwise, and whether or not accrued) relating to the Assigned

Contracts, the Cholic Acid Product, the Assets or the Cholic Acid Product Inventory in respect of the period prior to the Closing Date (the “Excluded Liabilities”).

2.5         Excluded Assets.  Notwithstanding anything to the contrary contained in Article 2 or elsewhere in this Agreement, all assets of Seller (collectively, the “Excluded Assets”) that are not part of the Assets or the Cholic Acid Product Inventory, are excluded from the transactions contemplated by this Agreement and shall remain the property of Seller after the Closing Date.

2.6        Cholic Acid Product Inventory. Concurrently with the Closing, upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller, on behalf of itself and its Affiliates, shall irrevocably sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, free and clear of any and all Liens, all right, title and interest of Seller and its Affiliates in and to the Cholic Acid Product Inventory, at cost to Asklepion determined in accordance with Section 3.7.

2.7         Transfer Taxes and Fees.  Any and all sales, excise, use, value-added and similar taxes, fees or duties assessed or incurred by reason of the sale by Seller and the purchaseby Buyer of the Purchased  Assets hereunder shall be shared equally between the Seller and Buyer, regardless of which Party such taxes, fees or duties are assessed against.

ARTICLE 3
CONSIDERATION

3.1         Consideration.  Subject to the terms and conditions of this Agreement, the consideration (the “Consideration”) for the transfer and conveyance of the Assets to Buyer in accordance with Article 2 shall be paid by Buyer by delivery of the following to Seller.

3.2       Effective Date Payment.  No later than January 13, 2015, Retrophin will pay to Asklepion five million dollars ($5,000,000).

3.3          FDA Approval Milestones. Within forty five (45) days of FDA approval of the Cholic Acid Product NDA, Retrophin will pay one-time FDA approval milestones (each, and “FDA Approval Milestone”) as follows:

(a)           Bile Acid Indications. Retrophin will pay Asklepion an FDA Approval Milestone no later than the latest of (such latest date, the “FDA Approval Milestone Payment Date”) (i) March 31, 2015, or (ii) 45 days after product approval of FDA approval of the Cholic Acid Product NDA, provided the approved labeling includes indication statements for each of the following bile acid indications:

(i)          treatment of children and adults with an inborn error of primary bile acid synthesis due to deficiency in 3β-hydroxy-C27-steroid oxidoreductase deficiency; and

(ii)         treatment of children and adults with an inborn error of primary bile acid synthesis due to deficiency in Δ4-3-oxosteroid 5β-reductase deficiency (collectively, clauses (i) and (ii), the “Bile Acid Indications”).

The FDA Approval Milestone for the Bile Acid Indications will be equal to (i) twenty-seven million dollars ($27,000,000) if achieved on or before December 31, 2015, (ii) […***…] ($[…***…]) if achieved after December 31, 2015 but on or before December 31, 2016, (iii) […***…] ($[…***…]) if achieved after December 31, 2016 but on or before December 31, 2017.  If the FDA Approval Milestone for the Bile Acid Indications has not been achieved by December 31, 2017, the parties will mutually agree to either (i) further reductions in the FDA Approval Milestone for the Bile Acid Indications for later approvals or (ii) termination of this Agreement.  If Buyer fails to deliver to Seller the full FDA Approval Milestone for the Bile Acid Indication on or before the FDA Approval Milestone Payment Date, Buyer shall have an additional seven (7) days in which cure such payment, during which time the late charges contemplated by Section 3.6(g) shall accrue and become payable to Seller.

(b)            CTX Indication.  Retrophin will pay Asklepion an additional FDA Approval Milestone of nine million dollars ($9,000,000) on the applicable FDA Approval Milestone Payment Date provided the approved labeling includes an indication statement for the treatment of children and adults for Cerebrotendindous Xanthomatosis (the “CTX Indication”).  The FDA Approval Milestone for the CTX Indication shall be paid in shares of Retrophin common stock, calculated based on the last reported sale price regular way on the trading day immediately preceding the Effective Date or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case, on the NASDAQ Global Market, and any such shares that may be so issued shall not be subject to any Liens or restrictions on transferability other than such restrictions contained under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.4         Contingent Payments.  Following the First Commercial Sale of Cholic Acid Product, Retrophin will, within forty five (45) days of the end of the first calendar quarter in which cumulative Cholic Acid Product Net Revenues meet the thresholds below, make the following Contingent Payments to Asklepion.  The Contingent Payments will be paid one-time only upon the first achievement of cumulative Net Revenues for Cholic Acid Products.  The Contingent Payments will be paid in cash or, upon the mutual agreement of the Parties, in shares of Retrophin common stock calculated based on the last reported sale price regular way on the last trading day of the applicable calendar quarter or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case, on the NASDAQ Global Market, and any such shares that may be so issued shall not be subject to any Liens or restrictions on transferability other than such restrictions contained under Rule 144 promulgated under the Securities Act, or a combination of cash and shares of Retrophin common stock.

Cumulative Cholic Acid Product Net Revenues Threshold		Contingent Payment
$	[…***…]	$	[…***…]
$	[…***…]	$	[…***…]
$	[…***…]	$	[…***…]
$	[…***…]	$	[…***…]

***Certain Confidential Information Omitted

3.5           Product Royalties.

(a)          Cholic Acid Product.  In addition to the above payments, Retrophin will, no later than forty five (45) days following the close of each calendar quarter, pay Asklepion tiered Royalties based on annual Net Revenues of Cholic Acid Product as set forth below:

Annual Net Revenues of Cholic Acid Product		Royalty Rate Percent Net Revenues
$	[…***…]	$	[…***…]	%
>$	[…***…]	$	[…***…]	%
>$	[…***…]	$	[…***…]	%

(b)          […***…]. In the event that the FDA approves the Cholic Acid Product NDA for the […***…], Retrophin will, thereafter pay to Asklepion no later than forty five (45) days following the close of each calendar quarter, Royalties equal to […***…] of Net Sales of Chenodal in the United States.

3.6         Payment Terms.

(a)          Manner of Payment.  All payments to be made by Retrophin under this Article 3 will be made in U.S. dollars by wire transfer to such bank account as Asklepion may designate.

(b)          Records and Audits. Retrophin shall keep, and shall cause each of its Affiliates and licensees, to keep adequate books and records of accounting for the purpose of calculating all Contingent Payments and Royalties payable to Asklepion under Sections 3.4 and 3.5.  For the seven (7) years next following the end of the calendar year to which each shall pertain, such books and records of accounting (including those of Retrophin’s Affiliates and licensees) shall be kept at each of their principal place of business and shall be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Asklepion, and which is reasonably acceptable to Retrophin, for the sole purpose of inspecting the Contingent Payments and Royalties due to Asklepion under this Agreement.  In no event shall such inspections be conducted hereunder more frequently than once every twelve (12) months.  Such accountant must have executed and delivered to Retrophin and its Affiliates or licensees, a confidentiality agreement as reasonably requested by Retrophin, which shall include provisions limiting such accountant’s disclosure to Asklepion to only the results and basis for such results of such inspection.  The results of such inspection, if any, shall be binding on both Parties.  Any underpayments shall be paid by Retrophin within thirty (30) days of notification of the results of such inspection.  Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.  Asklepion shall pay for such inspections, except that in the event there is any upward adjustment in aggregate Contingent Payments and/or Royalties payable for any calendar year shown by such inspection of more than […***…] of the amount paid, Retrophin shall reimburse Asklepion for any reasonable out-of-pocket costs of such accountant.

***Certain Confidential Information Omitted

(c)          Reports and Royalty and Contingent Payments.  For as long as Contingent Payments or Royalties are due under Sections 3.4 or 3.5, Retrophin shall furnish to Asklepion a written report (each, a “Report”) for each calendar quarter, showing the amount of Net Sales of Products and Net Revenues in respect of Products and, as applicable, any Contingent Payment or Royalty due for such calendar quarter under Sections 3.4 or 3.5.  Reports shall be provided within thirty (30) days of the end of the quarter for Net Sales and Net Revenues generated by Retrophin and its Affiliates, and within forty-five (45) days of the end of the quarter for Net Sales and Net Revenues generated by licensees.  Royalty for each calendar quarter shall be due at the same time as such written Report for the calendar quarter.  The Report shall include, at a minimum, the following information for the calendar quarter, each listed by Product and region:  (i) the number of units of Products sold by Retrophin and its Affiliates and licensees on which Contingent Payments or Royalties are owed to Asklepion hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales and (v) Net Revenues.  All Reports shall be treated as Confidential Information of Retrophin.

(d)          Disputed Reports. Each Report shall be final, binding and conclusive, unless Seller or its designee notifies Buyer in writing of any disagreement therewith (an “Objection Notice”) within thirty (30) after its receipt thereof, specifying (a) those items as to which there is disagreement and (b) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement. If Seller delivers an Objection Notice within such period, then for a period of twenty (20) business days from the date of delivery of the Objection Notice, Buyer shall afford Seller and its agents or other representatives with reasonable access during normal business hours to the books and records of Buyer and its licensees so as to enable its review of the Report and the information contained therein. Buyer and Seller shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Buyer and Seller are unable to resolve all disputes reflected in the Objection Notice within twenty (20) business days after the date of delivery of the Objection Notice (or such longer period as Buyer and Seller may mutually agree upon), then Buyer and Seller shall request Ernst & Young (the “Independent Accounting Firm”) to resolve any remaining disagreements. Buyer and Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to make its determination within thirty (30) days of accepting its selection. The determination by the Independent Accounting Firm shall be final, binding and conclusive on Buyer and Seller and shall not be appealable. Buyer and Seller shall deliver to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer, Seller and their respective agents or other representatives. Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of agents or other representatives of the Buyer and Seller. The determination of the Independent Accounting Firm shall be limited to the disagreements submitted to the Independent Accounting Firm.  Upon resolution by the Independent Accounting Firm to its satisfaction of all such disputed matters, the Independent Accounting Firm shall cause to be prepared and shall deliver to Buyer and Seller a final Report setting forth the Net Sales and Net Revenues for the Products in respect of the calendar quarter at issue in the disputed Reported, and the date of such delivery by the Independent Accounting Firm shall be deemed the date on which the Report and the Net Sales and Net Revenues for the Products in respect of the calendar quarter at issue in the disputed Reported shall become final, binding and conclusive.  The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller and Buyer.

(e)          Marketing and Sale of Cholic Acid Product.  From and after the Closing Date, Buyer shall, and shall cause its Affiliates and its and its Affiliates’ successors and assigns to:

(i)          keep complete, true and accurate books and records of all Net Sales and Net Revenues and deliver to Seller or its Affiliates, successors or assigns, the U.S. Commercialization Plan on an annual basis;

(ii)         use Commercially Reasonable Efforts to commercialize, including development to support commercialization as commercially reasonable, the Cholic Acid Product in the United States in a manner consistent with the U.S. Commercialization Plan and in the rest of the world;

(iii)        if, at any time, Buyer, its Affiliates, or any of their respective successors or assigns shall (A) consolidate with or merge with or merge into any other Person, or (B) sell, assign, convey, transfer, license, sublicense, lease or sublease all or any portion of the Assets, give a written notice to Asklepion or its designee (or their respective successors or assigns) setting forth the name and address of any such Person with which Buyer, its Affiliates or their respective successors or assigns engaged in such transaction described in clauses (A) and/or (B), together with the name, telephone number, facsimile number and email address of an individual contact at such Person and will provide a copy of such notice to such Person; provided, however, that if any such Person with which Buyer, its Affiliates or any of their respective successors or permitted assigns engages in a transaction contemplated by clauses (A) and/or (B) owns, holds or commercializes a […***…], then the assignment of this Agreement in connection with or pursuant to such transaction shall be permitted if, following the approval of Seller or its successors or permitted assigns (which approval shall not be unreasonably withheld), such Person shall affirmatively undertake to continue to use Commercially Reasonable Efforts with respect to the Cholic Acid Product […***…] owned, held or commercialized by such Person in an amount reasonably sufficient to compensate Seller or its successors or permitted assigns for […***…].

(iv)        promptly furnish to Seller written notice of (A) the termination of any material contract with respect to the Cholic Acid Product, including, but not limited to, any Material Supplier Contract or Initial Distributor Agreement, that could have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole, or (B) any material breach by any party to any Material Supplier Agreement or Initial Distributor Agreement;

(v)         comply with all Applicable Laws with respect to the marketing, promotion and commercialization of the Cholic Acid Product, except where the failure to comply would not have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole;

(vi)        Retrophin shall perform its obligations under this Agreement and shall conduct its business in compliance with Applicable Law where the failure to comply would not have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole.  Without limiting the generality of the foregoing: (a) Retrophin shall ensure that all of its employees and consultants comply with Applicable Law, and shall implement and maintain policies and procedures to ensure such compliance, including maintaining a corporate compliance program that will include compliance monitoring focused on specific risk areas, including off-label promotion, fraud and abuse, and false claims, for the purpose of assessing whether Retrophin’s policies and procedures are being followed; and (b) Retrophin shall, and shall ensure that all of its employees and consultants, comply the Anti-Corruption Laws;

(vii)       for the Competition Period not, directly or indirectly, (A) manufacture, produce, market, commercialize or supply any Competitive Product, without the prior written consent of Seller, or (B) acquire, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes in manufacturing, producing, marketing or supplying any Competitive Product; provided, that the provisions of this Section 3.6(e)(vii) shall not apply to […***…].

***Certain Confidential Information Omitted

The Parties agree that the covenant set forth in Section 3.6(e)(vii) is reasonable with respect to duration and scope and necessary to protect the legitimate interests of Seller and its Affiliates, and that any violation thereof would cause irreparable injuries.  Therefore, Buyer, on behalf of itself and its Affiliates and their respective successors and assigns, acknowledges and agrees that, in the event of a violation by Buyer or its Affiliates of any of the restrictions contained in Section 3.6(e)(vii), Seller or its Affiliates or their respective successor or assigns shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, in addition to any other rights Seller or its Affiliates or their respective successor or assigns may be entitled.  In addition, if the final judgment of any such court declares that any term or provision of Section 3.6(e)(vii) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and Section 3.6(e)(vii) shall be enforceable as so modified.

(f)          Taxes. Retrophin may withhold from payments due to Asklepion amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments.  Retrophin will give proper evidence from time to time as to the payment of any such tax.

(g)          Late Charge.  If Retrophin fails to make any payment under this Agreement or any Ancillary Agreement timely when due, Retrophin shall pay to Asklepion, in addition to any other sum due Asklepion under this Agreement or any Ancillary Agreement, a late charge equal to […***…] of such past due payment, compounding monthly (the “Late Charge”), which Late Charge is a reasonable estimate of the losses that may be sustained by Asklepion due to the failure of Retrophin to make timely payments.  The Late Charge shall be due whether or not Asklepion declares a breach of this Agreement or otherwise demands immediate payment of the sums due under this Article 3.  The right to impose the Late Charge shall not constitute a grace period or provide any right of Retrophin to make a payment other than on its due date.  It is hereby expressly agreed that such Late Charge is to compensate Asklepion for costs incurred in connection with the administration of such late payment, and does not constitute a penalty.  The Late Charge is in addition to, and not in any way in limitation of, any other money due by Retrophin under this Agreement or any Ancillary Agreement by reason of such late payment or otherwise.

3.7         Cholic Acid Product Inventory Payment.

(a)          No more than five (5) days after the Closing Date, Retrophin will pay to Asklepion an amount in cash by wire transfer of immediately available funds equal to the cost (the “Pre-Closing Inventory Cost”) of the Cholic Acid Product Inventory, determined based upon a physical inventory of the Cholic Acid Product Inventory completed no earlier than three Business Days prior to the Closing Date.

(b)          Within three Business Days after the Closing Date (the “Physical Inventory Date”), Retrophin shall be permitted to conduct a physical inventory of the Cholic Acid Product Inventory or to request from Asklepion its work paper or other supporting documentation with respect to the cost (the “Closing Inventory Cost”) of the Cholic Acid Product Inventory as of the Closing Date, and shall deliver to Asklepion a notice (the “Inventory Notice”) setting forth the Closing Inventory Cost, including the supporting detail thereof based on the physical inventory or work papers and supporting documentation, within five days after the Physical Inventory Date; provided that, if Retrophin shall not deliver an Inventory Notice to Asklepion on or prior to the Physical Inventory Date, then Buyer shall be deemed to have accepted Pre-Closing Inventory Cost and the Cholic Acid Product Inventory and cost thereof shall be determined to be final and binding on Retrophin and Asklepion.

***Certain Confidential Information Omitted

(c)          Asklepion shall have five days to review any Inventory Notice and to notify Retrophin in writing of any objections thereto.  Within three days after Retrophin’s receipt of objections (if any) to the Inventory Notice from Asklepion, Retrophin shall notify Asklepion in writing if it accepts or rejects all or any portion of such objections; provided that, if Retrophin shall not deliver any response to the Seller in writing on or prior to the expiration of such 5-day period, then Retrophin shall be deemed to have accepted Asklepion’s objections to the Inventory Notice and Asklepion’s determination of the Closing Inventory Cost, which shall be determined to be final and binding on Retrophin and Asklepion.  If Buyer does not accept all of Asklepion’s objections to the Inventory Notice, then Retrophin and Asklepion shall attempt to resolve any objections in good faith for a period of ten days.  If the Parties shall be unable to resolve any objections to the Inventory Notice or the determination of the Closing Inventory Cost, then either Retrophin or Asklepion shall be permitted, at its sole cost or expense, to submit any remaining objections to the Independent Accounting Firm for resolution within ten days after engagement.  The Independent Accounting Firm shall issue a written statement as to its resolutions of any outstanding objections to the Inventory Notice or the determination of the Closing Inventory Cost, which determination and the Inventory Notice shall be determined to be final and binding on Retrophin and Asklepion.  The Independent Accounting Firm shall consider only those items and amounts that were set forth in the written notices of Retrophin and Asklepion and that remain unresolved.  In resolving any Item of dispute, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.

(d)          If, following the final determination of the Closing Inventory Cost pursuant to this Section 3.7, the Closing Inventory Cost exceeds the Pre-Closing Inventory Cost, then Asklepion shall pay Retrophin by check or wire transfer of immediately available funds to an account designated by Retrophin in writing an amount equal to such excess within three (3) Business Days after date on which the Closing Inventory Cost is determined to be final.  If, however, the Pre-Closing Inventory Cost exceeds the Closing Inventory Cost, then Retrophin shall pay Asklepion an amount equal to such excess within three (3) Business Days after date on which the Closing Inventory Cost is determined to be final.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller’s disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 4 and as specifically set forth herein (the “Seller’s Disclosure Schedule”), with each exception set forth in the Seller’s Disclosure Schedule deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Seller’s Disclosure Schedule and (b) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear, Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (except if another date is specified in the representation or warranty) as follows:

4.1         Organization; Subsidiary. Seller is a business entity duly organized, validly existing and in good standing under the laws of Delaware.  Seller has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its business as currently conducted.  Seller is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on the Seller or any of the Assets, taken as a whole.

4.2         Authority and Enforceability.  Seller has the requisite power and authority to enter into this Agreement and each of the Bill of Sale, Assignment and Assumption Agreement, the Escrow Agreement and the Security Agreement, in each case, to which it is a party (collectively the “Ancillary Agreements”), and to perform its obligations hereunder and thereunder.  Seller has taken all necessary action on its part to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, and the performance of its obligations hereunder and thereunder.  This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Seller and this Agreement is, and each Ancillary Agreement to which it is a party will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

4.3         No Violation, Etc.  The execution and delivery of this Agreement and the performance of the Seller’s obligations hereunder does not, and the execution and delivery of each Ancillary Agreement to which it is a party and the performance of the Seller’s obligations thereunder will not, (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Seller, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Assigned Contract, (c) violate any Applicable Law which Seller or any of the Assets are subject or (d) result in any Lien on the Assets.   Without limiting the foregoing, Seller has not granted any right to any Third Party which would conflict with the conveyance of the Assets to Buyer.

4.4         No Consents and Approvals.  Except for the consents to assign the Assigned Contracts, no permit, consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental authority or Third Party is or will be necessary in connection with the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party or the performance by Seller of its obligations hereunder and thereunder.

4.5          Litigation.  There is no litigation, proceeding, arbitration, or, to the Seller’s Knowledge, investigation pending against the Seller or its Affiliates, or to Seller’s Knowledge, threatened with respect to the Assets or the transactions contemplated herein.

4.6       Compliance with Law.  Seller has complied with the Applicable Laws and has conducted, and, to Seller’s Knowledge, each of Seller’s contractors or consultants have conducted, all development and commercialization activities related to the Cholic Acid Product in accordance with the Applicable Laws, except, in each case, where the failure to comply would not have a material adverse effect on development and/or commercialization of Cholic Acid Product.

4.7         Assets.  Seller has, and on the Closing Date will convey and transfer to Buyer, legal, equitable and valid title to, or a valid lease or license to use, each and all of the Assets, free and clear of any and all Liens.  The Assets constitute all assets (tangible and intangible) of Seller relating to the development, manufacture and commercialization of the Cholic Acid Product as currently held by Seller as of the Effective Date.

4.8         Product Data Assets. Seller has made available to Buyer in the Electronic Data Room true, correct and complete copies of all tangible embodiments in Seller’s possession or control of the Cholic Acid Product Data Assets.  The Product Data Assets constitute all information in the possession or control of Seller or its Affiliates in the development, manufacture and commercialization of the Cholic Acid Product, including efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents or severity thereof, associated with any clinical use, studies, investigations or tests with such Cholic Acid Product (animal or human), whether or not determined to be attributable to such Cholic Acid Product.  Neither Seller nor its Affiliates have employed, or, to Seller’s Knowledge, used a contractor or a consultant that employs, any individual or entity debarred by the FDA, or any individual who or entity which is the subject of any FDA debarment investigation or proceeding.

4.9       Assigned Contracts.  The Assigned Contracts Schedule lists all material Seller contracts relating to the Cholic Acid Product.  Seller has made available to Buyer in the Electronic Data Room true, correct and complete copies of the Assigned Contracts (including amendments thereto).  The Assigned Contracts are valid and binding obligation of the parties thereto, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, or general principles of equity.  As applicable, Seller has duly performed all of its obligations under the Assigned Contracts to the extent that such obligations to perform have accrued; and no breach or default by Seller, alleged breach or default by Seller, or event which would (with the passage of time, notice or both) constitute a breach or default by Seller thereunder has occurred.  Seller has not received written notice of default or breach under the Assigned Contracts.  Assuming the receipt of all consents to assign the Assigned Contracts, the execution, delivery and performance of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not result in a breach of or default under any Assigned

Contract, will not terminate any rights of, or accelerate any obligation of, Seller under any Assigned Contract and do not require any consent, approval, waiver or other action by any party to any Assigned Contract.

4.10      Intellectual Property.

(a)          Seller is the sole and exclusive owner of all right, title and interest in the Cholic Acid Product IP.

(b)          Seller has sufficient right to transfer and convey and is not obligated to pay, and immediately following the Closing Date, Buyer will not be obligated to pay, any Person any royalty, fee or other consideration with respect to the use of the Cholic Acid Product IP, other than the Consideration payable to Seller pursuant to Article 3.  Without limiting the generality of the last sentence of Section 4.3, Seller has not previously granted any rights to any Third Party that conflict with or are otherwise inconsistent with conveyance of the Cholic Acid Product IP to Buyer as provided herein and further represent and warrant that, except as set forth in this Agreement and the Ancillary Agreements, the Seller has not entered into any agreement pursuant to which it has assigned or otherwise disposed of any interest it has in, to, or under any Cholic Acid Product IP, or has agreed to do any of the foregoing in the future.

(c)          No written claim has been received by Seller or, to Seller’s Knowledge are there any facts or circumstances which would result in receipt of a claim against Seller, nor has Seller received written notice of any threatened claim with respect to any Cholic Acid Product IP that alleges that such Intellectual Property, or the use or exploitation thereof, infringes or misappropriates the Intellectual Property rights of any Third Party, and Seller has not threatened or initiated any claim against any Third Party alleging that such Third Party infringes or has misappropriated any Cholic Acid Product IP.

(d)          To the Knowledge of Seller, Seller has taken reasonable measures to protect and preserve the confidentiality of any trade secrets included in the Cholic Acid Product Know-How.

(e)          None of the Cholic Acid Product IP (i) is the product or subject of any joint development activity or agreement with any Third Party; (ii) is the subject of any consortia agreement or cross-license; and/or (iii) has been financed in whole or in part by any Third Party.  To the Knowledge of Seller, Seller has not used any Intellectual Property in connection with the commercialization of the Cholic Acid Product  that Seller does not own and that Buyer is not free to use without liability, subject to the terms of this Agreement.

(f)          To the Knowledge of Seller, no invention included in the Cholic Acid Product IP, including the manufacture or use thereof, infringes or misappropriates any Intellectual Property right of any Third Party.

4.11       Cholic Acid Product Inventory.

(a)          To the Knowledge of Seller, all of the Cholic Acid Product Inventory (i) meets the specifications therefor, and (ii) is free from known defects and damage and is usable in the ordinary course.

(b)          The Cholic Acid Product Inventory Schedule sets forth a true and complete listing of the Cholic Acid Product Inventory held by Seller as of December 30, 2014 by work in process inventory and finished product.

4.12       Solvency.  Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Effective Date Payment and the assumption by Buyer of the Assumed Liabilities in accordance herewith), to Seller’s Knowledge, Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

4.13       Absence of Certain Practices.  To Seller’s Knowledge, no director, manager, officer or employee of Seller or other Person acting on Seller’s behalf, directly or indirectly, has given, made or agreed to give or make any material or illegal commission, payment, gratuity, gift, political contribution or other similar benefit to any employee or official of any governmental entity or any other Person who is or may be in a position to help or hinder such Seller or assist such Seller in connection with any proposed transaction.

4.14     Brokers, Finders, Etc.  Seller has not entered into any brokerage or other agreement contemplating commissions or other payments payable upon sale or conveyance of the Assets as provided herein or otherwise upon consummation of the transactions contemplated hereby.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, or similar compensation.

4.15       Reliance.  Seller recognizes and agrees that, notwithstanding any investigation by Buyer, Buyer is relying upon the representations and warranties made by Seller in this Article 4.

4.16       No Filing Misrepresentations; Cholic Acid Product Approvals and Commitments in the US.

(a)          To the Seller’s Knowledge, Seller has not, with respect to the Cholic Acid Product:  (a) made any untrue statement of material fact or fraudulent statement to the FDA, EMA, or any other equivalent foreign agency; (b) failed to timely disclose a material fact required to be disclosed to the FDA, EMA, or any other or any equivalent foreign agency; or (c) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(b)          Except for any information or materials with respect to the CTX Indication, Seller has made available to Buyer in the Electronic Data Room all material correspondence between Seller and the FDA (including submission cover sheets) relating to the Seller’s submission for approval and approval of the Cholic Acid Product NDA in the United States since January 1, 2012, as well as such additional materials contemplated by such correspondence as were reasonably requested by Buyer, in each case, that relate to the indications for product approval for the Cholic Acid Product NDA, the likelihood of approval of the Cholic Acid Product NDA, the timing of approval of the Cholic Acid Product NDA, the timing of approval of the Cholic Acid Product NDA and any post-approval obligations within the United States.

(c)          Schedule 4.16(c) sets forth a true and complete description or listing of (i) postmarketing requirements (“PMRs”) for studies and clinical trials that sponsors are required to conduct under Applicable Law, and (ii) postmarketing commitments (“PMCs”) for studies or clinical trials that a sponsor has agreed to conduct, but that are not required by Applicable Law.

4.17       Development Plans.  Seller is not developing, and, to the Seller’s Knowledge, Seller’s principle investigators, […***…], are not […***…].

4.18       Exclusive Representations and Warranties.         Other than the representations and warranties set forth in this Article 4 of this Agreement or in any Ancillary Agreement, Seller is not making any representations or warranties, express or implied.

***Certain Confidential Information Omitted

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

5.1         Organization.  Buyer is organized, validly existing and in good standing under the laws of state of Delaware.  Buyer has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its businesses as currently conducted.  Buyer is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on Buyer.

5.2         Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  Buyer (including its board of directors) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, and the performance of its obligations hereunder and thereunder.  No vote of Buyer’s stockholders is needed to approve this Agreement, each Ancillary Agreement to which Buyer is a party or the transactions contemplated hereby, including the issuance of any shares of common stock to Seller.  This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by Buyer, and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3        No Violation, Etc.  The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the performance of the obligations hereunder and thereunder by Buyer does not and will not (a) violate or conflict with any provision of the charter documents of Buyer, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any agreement, lease, instrument, obligation, understanding or arrangement, oral or written, to which Buyer or its Affiliate is a party or by which any of Buyer’s properties or assets is subject, or (c) violate any Applicable Law which Buyer or any of its properties or assets are subject.

5.4        No Consents and Approvals.  No permit, consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental authority or Third Party is or will be necessary in connection with the execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party or the performance by Buyer of its obligations hereunder and thereunder.

5.5         Brokers, Finders, Etc.  Buyer has not entered into any brokerage or other agreement contemplating commissions or other payments payable upon sale or conveyance of the Assets as provided herein or otherwise upon consummation of the transactions contemplated hereby.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee, or similar compensation.

5.6         SEC Reporting.  Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by Buyer (hereinafter “SEC Reports”) under the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder (the “Securities Act”) and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, or the Securities Act, as the case may be, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.7        Financing.  Buyer has, and will on the Closing Date have, sufficient funds to consummate the transactions contemplated by this Agreement, and Buyer understands that under the terms of this Agreement, Buyer’s consummation of the transactions contemplated hereby is not in any way contingent upon or otherwise subject to (a) Buyer’s consummation of any financial arrangements or Buyer’s obtaining of any financing or (b) the availability, grant, provision or extension of any financing to Buyer.  Buyer has and reasonably expects that Buyer, its Affiliates and/or their respective successors and assigns will maintain for so long as it commercializes the Cholic Acid Product, appropriate financing or sources of liquidity to commercialize the Cholic Acid Product in the United States and the rest of the world consistent with the provisions of this Section 3.6(e);

5.8         Compliance with Law.  Buyer has complied with the Applicable Laws with respect to the development, promotion, marketing and sales of its products, and has conducted, and, to Buyer’s knowledge, each of Buyer’s contractors or consultants have conducted, all development and commercialization activities related to the development, promotion, marketing and sales of its products with the Applicable Laws, except, in each case, where the failure to comply would not have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole.

5.9         Reliance.  Buyer recognizes and agrees that, notwithstanding any investigation by Seller, Seller are relying upon the representations and warranties made by Buyer in this Article 5. Without limiting the representations or warranties of Seller set forth in Article 4, Buyer or its representatives have inspected and conducted such reasonable review and analysis of the Assets and the Cholic Acid Product Inventory and the Assumed Liabilities as desired by Buyer.  The purchase of the Assets and Cholic Acid Product Inventory and the assumption of the Assumed Liabilities by Buyer and the consummation of the transactions contemplated hereunder by Buyer are not done in reliance upon any warranty or representation by, or information from, Seller or its Affiliates or their respective representatives of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement (including the schedules and exhibits hereto).

5.10       Exclusive Representations and Warranties.  Other than the representations and warranties set forth in this Article 5 of this Agreement or in any Ancillary Agreement, Buyer is not making any representations or warranties, express or implied.

5.11       No Knowledge of Breach.  To the Buyer’s knowledge, there exists no fact, circumstance or matter which may constitute a breach of any representation or warranty contained in this Agreement by Seller, including any schedule attached hereto.

5.12       Disclaimer.  Buyer acknowledges that Seller makes no representation, warranty or guaranty under this Agreement, including pursuant to the representations and warranties contained in Article 4, and expressly disclaims all warranties of any kind, concerning the receipt (if at all) of the Cholic Acid Product NDA or the Voucher or the indications for which the Cholic Acid Product NDA may be granted (if at all).

ARTICLE 6
COVENANTS AND AGREEMENTS

6.1         Additional Deliveries.  For no additional consideration, from time to time, on and after the Closing Date, at Buyer’s reasonable request, Seller shall, and shall cause its Affiliates to, execute and deliver such additional or confirmatory instruments, documents of conveyance, endorsements, assignments and acknowledgments as are reasonably necessary to evidence or vest in Buyer sole and exclusive title in and to the Assets.

6.2         Additional Assistance.  For no additional consideration, from time to time, on and after the Closing Date, at Buyer’s request, Seller and its Affiliates shall provide reasonable assistance and cooperation to Buyer in connection with the conveyance of the Assets and enforcing and defending statutory protections in and to any Cholic Acid Product IP, and Seller hereby irrevocably designates and appoints Buyer as its agent and attorney-in-fact, coupled with an interest, to act for and on Seller’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Seller.

6.3         Noncompetition.  During the Competition Period, the Seller and its Affiliates shall not, without the prior written consent of Buyer, directly or indirectly, not, (A) manufacture, produce, market, commercialize or supply any Competitive Product, or (B) acquire, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes in manufacturing, producing, marketing or supplying any Competitive Product.  The Parties hereto agree that the covenant set forth in this Section 6.3 is reasonable with respect to its duration and scope and necessary to protect the legitimate interests of Buyer, and that any violation thereof would cause irreparable injuries.  Therefore, Seller, on behalf of itself and its Affiliates, acknowledges and agrees that, in the event of a violation by Seller or its Affiliates of any of the restrictions contained in this Section 6.3, Buyer shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, in addition to any other rights Buyer may be entitled.  If the final judgment of any such court declares that any term or provision of this Section 6.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.3 shall be enforceable as so modified.

6.4         Supplemental Disclosure.  Seller may until the Closing Date promptly supplement or amend the Seller’s Disclosure Schedule with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Seller’s Disclosure Schedule.  In the event that such supplemented or amended Seller’s Disclosure Schedule reflects any event, condition or circumstance occurring or arising that is not otherwise prohibited pursuant to Sections 7.1 or 7.2 and which does not have a Material Adverse Effect on the Assets, then prior to the Closing, the specified representations and warranties made by Seller will be deemed automatically modified to reflect such event as of the date that such event occurs or arises.  The delivery of any such supplemented or amended Seller’s Disclosure Schedule pursuant to this Section 6.4 will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such event, condition or circumstance and Buyer will not be entitled to terminate this Agreement nor will any Indemnitee of Buyer have any claim to indemnification or reimbursement for any such event.

6.5        Cooperation with Financials.  For 90 days after the Closing Date, Seller shall cooperate, at the sole cost and expense of Buyer, with all reasonable requests of Buyer in connection with preparation of any financial statements for the Assets as may be required by Buyer in connection with disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder or any applicable stock exchange rules, including such requests necessary in order (a) to determine whether financial statements for the Buyer with respect to the Assets are required to be prepared under Rule 3-05 of Regulation S-X under the Securities Exchange Act of 1934 (“Post-Closing Financials”), and (b) if Post-Closing Financials statements are required, to prepare and file such financial statements, including assistance in obtaining audited financials of Seller and the associated consent of any auditors of the Seller; provided, however, that the Seller shall have no responsibility or liability for (and Buyer shall indemnify, defend and hold harmless the Seller in respect of) any and all Losses that may be suffered or incurred as a result of such financial statements.

6.6         Material Supplier Contracts.  Between the Effective Date and the Closing Date, Seller shall not, and shall cause its subsidiaries not to, enter into or amend any of the following contracts without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed by Buyer) (the “Material Supplier Contracts”):

(a)          […***…]

(b)          […***…]

(c)          […***…]

Buyer shall be deemed for purposes of this Section 6.6 to have consented to Seller’s entry into or amendment of any Material Supplier Contract if Buyer shall fail to notify Seller in writing of any objections to such entry into or amendment of any Material Supplier Contract within five days after Seller requests such consent in writing from Buyer.  Between the Effective Date and the Closing Date, Seller will keep Buyer reasonably informed of the status and occurrence of material negotiations with respect to any Material Supplier Contract or any amendment thereto, as well as material drafts or material changes in the drafts of any Material Supplier Contract or any amendment thereto.

6.7         Allocation of Expenses and Receivables.  Following the Closing:

(a)          Allocable Expenses.  All accounts payable and expenses (including, without limitation, accounts payables to the Suppliers identified under the arrangements described under the heading “Cholic Acid Commercial Supply Chain as of December 30, 2014” and the expenses related to the […***…] Matter)  arising out of or relating to the Assets (such accounts payable and expenses, the “Allocable Expenses”) in respect of the periods prior to and following the Closing shall be prorated and apportioned as follows:  (A) to Asklepion for all periods prior to (but not including) the Closing Date, and (B) to Retrophin for all periods from and after the Closing Date (which shall include the Closing Date).  The payment of any Allocable Expenses subject to proration pursuant to this Section 6.7(a) shall be the responsibility of the Party required to pay such Allocable Expense pursuant to this Section 6.7(a).

(b)          Allocable Receivables.  All accounts receivable arising out of or relating to the Assets (such accounts receivable, the “Allocable Receivables”) in respect of the periods prior to and following the Closing shall be prorated and apportioned as follows:  (A) to Asklepion for all periods prior to (but not including) the Closing Date, and (B) to Retrophin for all periods from and after the Closing Date (which shall include the Closing Date).  The collection of any Allocable Receivables subject to proration pursuant to this Section 6.7(b) shall be the responsibility of the Party entitled to be paid such Allocable Receivable pursuant to this Section 6.7(b).  If Asklepion collects or receives any Allocable Receivable to which Retrophin is entitled to be paid pursuant to this Section 6.7(b), then Asklepion shall promptly remit the same to Retrophin, at no cost or expense to Retrophin.  Additionally, if Retrophin collects or receives any Allocable Receivable to which Asklepion is entitled to be paid pursuant to this Section 6.7(b), then Retrophin shall promptly remit such Allocable Receivable to Asklepion, at no cost or expense to Asklepion.

ARTICLE 7
CONDITIONS PRECENDENT; CLOSING DATE

7.1    Conditions Precedent of Buyer and Seller.  Each of the Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)          No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal.
***Certain Confidential Information Omitted

(b)          No Governmental Litigation.  There shall not be any litigation, proceeding, arbitration, or known investigation commenced by a governmental authority seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and the transactions contemplated by this Agreement.

7.2       Buyer’s Conditions Precedent.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)          Accuracy of Representations.  Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), and the Seller shall have delivered to Buyer a certificate certifying to the effect of the foregoing.

(b)          Performance of Covenants.  All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects, and the Seller shall have delivered to Buyer a certificate certifying to the effect of the foregoing has been satisfied.

(c)          Transaction Documents.  Seller shall have executed and delivered to Buyer all Ancillary Agreements to which it is a party.

(d)          Required Consents.  Seller shall have obtained and delivered to Buyer all consents, approvals, or waivers, if any, listed on Schedule 7.2(d) of the Seller’s Disclosure Schedules.

(e)          FDA approval of the Cholic Acid Product NDA  Seller shall have obtained FDA approval of the Cholic Acid Product NDA for the Bile Acid Indications.

(f)          Materials relating to the CTX Indication.  Seller shall have made available to Buyer at or immediately prior to the Closing, information or materials, including, but not limited to, correspondence, reports and filings with FDA and clinical trials and data generated therefrom, with respect to the CTX Indication.

7.3        Seller’s Conditions Precedent.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)          Accuracy of Representations.  Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), and the Buyer shall have delivered to Seller a certificate certifying to the effect of the foregoing.

(b)          Performance of Covenants.  All of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects, and the Buyer shall have delivered to Seller a certificate certifying to the effect of the foregoing has been satisfied.

(c)          Transaction Documents.  Buyer shall have executed and delivered to Seller all Ancillary Agreements to which it is a party.

(d)          Effective Date Payment.  Buyer shall have made the Effective Date Payment in accordance with Section 3.2.

(e)          U.S. Commercialization Plan.  Buyer shall have delivered to Seller at or immediately prior to Closing, the U.S. Commercialization Plan for calendar year 2015.

7.4         Closing Date.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be conducted telephonically and/or via email, facsimile transfer or other similar means of correspondence on such date to be mutually agreed upon by Buyer and Seller, which date shall be no later than the third business day after all of the conditions set forth in Sections 7.1, 7.2 and 7.3 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place as Buyer and Seller shall mutually agree.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

ARTICLE 8
INDEMNIFICATION

8.1         By Seller. From and after the Closing Date, to the extent provided in, and subject to the limitations set forth in, this Article 8, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitee Group”) from and against any Third Party claims, suits or proceedings and any damages and/or liabilities therefrom or settlement thereof (including reasonable fees of attorneys and court costs) (collectively, “Losses”) to the extent arising out of or related to (a) any breach of any representation, warranty made by Seller contained in herein, (b) any breach in the performance of any covenant or agreement of Seller contained in this Agreement, (c) any payment obligations under any “bulk transfer” law or similar Applicable Law applicable to the transfer of the Assets to Buyer, and (d) any Excluded Liability.

8.2        By Buyer.  From and after the Closing Date, to the extent provided in this Article 8 , Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnitee Group” and together with the Buyer Indemnitee Group, the “Indemnitee Groups” and each, and “Indemnitee Group”) from and against any Losses to the extent arising out of or related to (a) any breach of any representation, warranty made Buyer contained in this Agreement, (b) any breach in the performance of any covenant or agreement of Buyer contained in this Agreement, (c) any Losses indemnifiable under Section 6.5, and (d) any Assumed Liability.

8.3     Indemnification Procedures.  An Party (the “Indemnitee”) that intends to claim indemnification under this Article 8 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or liability in respect to which the Indemnitee or any member of its Indemnitee Group intends to claim such indemnification.  The Indemnitee shall permit and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not materially and adversely affect the Indemnitee’s rights hereunder or impose an injunction or equitable relief against the Indemnitee or to compel the Indemnitee to take any action.  No such action, claim or liability shall be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned), and the Indemnitor shall not be responsible for any fees or other costs incurred other than as provided herein.  The Indemnitee, its employees, agents and Affiliates shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.  The Indemnitee shall have the right, but not the obligation to be represented by counsel of its own selection at its own expense.

8.4         Limitations on Indemnification.

(a)          The representations, warranties and covenants of the Parties in this Agreement shall survive the Closing Date and continue in full force and effect for a period of twelve (12) months thereafter; provided that (i) claims related to breaches by Seller of the representations and warranties contained in Section 4.16(a) […***…], (ii) claims related to fraud or willful or intentional misconduct shall survive the Closing Date until the expiration of the date on which the statute of limitations otherwise applicable to such claims has expired, and (iii) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.  For the avoidance of doubt, Retrophin’s obligations to make any Contingent Payment or Royalty payment contemplated by the covenants set forth in Sections 3.3 or 3.4, respectively, shall survive the Closing Date for so long as Retrophin has Net Revenues or Product is otherwise sold.

(b)          The Seller shall not be obligated to provide indemnification for Losses in respect of claims made under Section 8.1 unless and until the aggregate of the Losses exceeds […***…] ($[…***…]) (the “Basket”), after which point Seller shall be liable for all such Losses dollar for dollar in excess of the Basket, but only to the extent that Losses do not exceed […***…] ($[…***…]) (the “Cap Amount”); provided, however, that the Basket and Cap Amount shall not apply, and all Losses of the Buyer Indemnitee Group shall be immediately subject to indemnification, in respect of any Loss (but shall not exceed […***…] ($[…***…]) in the aggregate with respect to (i) claims related to any breach of any representation and warranty contained in Sections 4.2, 4.7, 4.10(b), 4.11(b), 4.16(b) and 4.16(c), and 4.16(a) (but solely to the extent that breaches by Seller of the representations and warranties contained in Section 4.16(a) […***…], such that any and all other breaches by Seller of the representations and warranties contained in Section 4.16(a) shall be subject to the Basket and Cap Amount) (ii) claims related to fraud or willful or intentional misconduct, or (iii) claims made under Section 8.1(c) or (d); provided, further, that any and all such Losses of the Buyer Indemnitee Group described in the foregoing proviso shall be applied against the Cap for purposes of calculating the Seller’s aggregate liabilities under this Section 8.4(b).  In no event shall the Seller be liable for Losses under this Agreement in an aggregate amount greater than […***…] ($[…***…]) in the aggregate.

(c)          The amount of any and all Losses will be determined net of any amounts recovered by the Buyer Indemnitee Group under insurance policies (net of any deductible or self-insurance retention amounts and any increases in premiums resulting therefrom) and any indemnity, contribution or similar payment actually recovered by the Buyer Indemnitee Group thereof from any Third Party with respect to such Losses.  Each Indemnitee Group shall use commercially reasonable efforts to mitigate all Losses suffered by it which are subject to indemnification hereunder.

(d)          No Indemnity Group shall be entitled to indemnification pursuant this Article 8 for punitive damages, lost profits, consequential, exemplary or special damages.  No Indemnitee Group shall be entitled to any duplicative recovery for the same Loss under this Article 8 to the extent that any such member of such Indemnitee Group has been expressly compensated for such Loss.

(e)          All indemnification payments made pursuant to this Article 8 shall be treated for tax purposes as adjustments to the Consideration unless otherwise required by Applicable Law.

(f)          Buyer acknowledges and agrees that any and all Losses of the Buyer Indemnitee Group in respect of any breach by Seller of the representations and warranties contained in Section 4.11(a) will be recoverable by Buyer solely from […***…].

8.5         Exclusive Remedy.  The Parties acknowledge and agree that, except with respect to claims based on fraud or intentional or willful misrepresentation, claims involving specific performance or other equitable remedies or relief permitted under this Agreement or the Ancillary Agreements, claims involving Buyer’s failure to make any payment when due under Article 3, claims involving a breach of Buyer’s obligations pursuant to Section 3.6(e), or claims involving a breach of Seller’s obligations pursuant to Section 6.3 hereof, the foregoing indemnification provisions in this Article 8 shall be the exclusive remedy for any breach of this Agreement or the Ancillary Agreements and any claims with respect to the transactions contemplated hereby.

***Certain Confidential Information Omitted

ARTICLE 9
TERMINATION

9.1         Termination Prior to Closing Date.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time at or before the Closing Date only as follows:

(a)          At any time, without liability of any Party to the others, upon the mutual written consent of the Buyer and Seller

(b)          At any time, upon the mutual written consent of the Buyer and Seller in accordance with Section 3.3(a); or

(c)          By either Buyer or Seller, if Seller, on the one hand, or Buyer, on the other hand, has materially breached any representation, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating Party), which breach has not been cured within 30 calendar days following written notice of such breach by the terminating Party, and such breach renders the conditions precedent to the terminating Party’s obligation to consummate the transactions contemplated by this Agreement, set forth in Article 7 incapable of being satisfied.

9.2      Termination After Closing Date.  In addition, following the Closing Date, this Agreement may be terminated by the Seller if the FDA Approval Milestone for the Bile Acid Indications is not paid by Buyer in full on or prior to the FDA Approval Milestone Payment Date (after expiration of the 7 day cure period).

9.3          Effect of Termination.  In the event of the termination of this Agreement as provided in Sections 9.1 or 9.2, written notice thereof shall forthwith be given to the other party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 9.3, the payment made pursuant to Section 3.2, which Seller shall be entitled to retain, Article 10 and Article 11, which shall survive any such termination and, in the case of termination of this Agreement pursuant to Section 9.2, the additional reversion by Buyer to Seller of all right, title and interest and to the Assets to Seller) and there shall be no liability on the part of Buyer or Seller, except for (a) in the case of termination of this Agreement pursuant to Section 9.2, any rights of Seller to reversion by Buyer to Seller of all right, title and interest and to the Assets to Seller, or (b) damages resulting from any breach of this Agreement or any Ancillary Agreement by Buyer or Seller.

ARTICLE 10
DISPUTE RESOLUTION

10.1       Consent to Jurisdiction; Venue; Service of Process.  Each Party hereto, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any claim, action, suit, or proceeding among the Parties arising in whole or in part under or in connection with this Agreement (a “Dispute”); provided, however, that if such federal court does not have jurisdiction over such Dispute, such Dispute shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Dispute, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Dispute brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of the other Ancillary Agreements or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Dispute only before one of the above-named courts.  Notwithstanding the immediately preceding sentence, a party may commence any Dispute in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.2       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY DISPUTE WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.3       Consent to Service of Process.  Each Party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.8 shall constitute good and valid service of process in any Dispute among the Parties hereto arising in whole or in part under or in connection with this Agreement or any other Ancillary Agree, and each Party hereto hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Dispute any claim that service of process made in accordance with this Section 10.3 does not constitute good and valid service of process.

ARTICLE 11
MISCELLANEOUS

11.1      Confidentiality.

(a)          Each Party will treat as confidential the Confidential Information of the other Party, and will take all necessary precautions to assure the confidentiality of such Confidential Information.  Each Party agrees to return to the other Party upon the expiration or termination of this Agreement all Confidential Information acquired from such other Party, except as to such information it may be required to retain under Applicable Laws, and except for one copy of such information to be retained by such Party solely to enable it to assess its compliance with the confidentiality provisions of this Section 11.1.  From and after the Effective Date through the period ending […***…] after the Effective Date, neither Party shall, without the other Party’s express prior written consent, use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder.  Each Party, prior to disclosure of Confidential Information of the other Party to any employee, consultant or advisor shall ensure that such Person is bound in writing to observe the confidentiality such Party’s Confidential Information on terms no less restrictive than those contained herein.  The obligations of confidentiality shall not apply to Confidential Information that the receiving Party is required by law or regulation to disclose, provided however that the receiving Party shall so notify the disclosing Party of its intent and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the Confidential Information.  For the avoidance of doubt, either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.1(a), such Party so required to disclose the terms of this Agreement will consult with the other on the terms of this Agreement to be redacted in making any such disclosure.  If such disclosing Party discloses this Agreement or any of the terms hereof in accordance with this Section 11.1(a), such disclosing Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other.  Seller hereby acknowledges and agrees that any Confidential Information of Seller on or before the Closing Date included in the Assets shall be Buyer’s Confidential Information after the Closing Date.

***Certain Confidential Information Omitted

(b)          No public announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed.  The Parties shall not make any joint announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder, which such announcements, news releases, statements, publications, or presentations shall solely be made separately.  If a Party desires to announce or make any news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder and such public announcement, news release, statement, publication, or presentation contains Confidential Information of the other Party, then at least five days in advance of making any such public announcement, news release, statement, publication, or presentation, such Party shall provide a complete copy thereof to the other for its review and prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  If the other Party fails to object in writing to all or any portion of such public announcement, news release, statement, publication, or presentation containing Confidential Information of the other Party within five days after being requested to consent thereto, then such Party shall be deemed to have consented to such public announcement, news release, statement, publication, or presentation containing such Confidential Information in whole upon expiration of such 5-day period.

11.2       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single document.

11.3       Entire Agreement.  This Agreement, and the Exhibits and Schedules referenced herein, the Ancillary Agreements and the other specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

11.4     Exhibits and Schedules.  The Exhibits and Schedules referenced herein and attached hereto are incorporated into this Agreement by reference.

11.5       Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York.

11.6     Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party; provided that either Party may assign or transfer this Agreement, to an Affiliate (provided the assigning Party remains liable hereunder), or to any Third Party in connection with the sale or transfer of the business to which this Agreement relates.  Without limiting the foregoing, and for the avoidance of doubt, Buyer may assign or transfer this Agreement, in whole or in part to any Third Party in connection with the sale, license or transfer of any of Buyer’s rights in the Product.

11.7       Third Party Beneficiaries.  Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other Person.

11.8       Notices.  All notices required to be given hereunder shall be in writing and shall be given by Personal delivery, by an internationally recognized overnight carrier or by registered or certified mail, postage prepaid with return receipt requested or by email or facsimile transmission.  All notices hereunder shall be addressed as follows:

If to Buyer, to:	Retrophin, Inc.
12255 El Camino Real
Suite 250
San Diego, CA 92130
Attention: General Counsel
If to Seller, to:	Asklepion Pharmaceuticals, LLC
729 East Pratt St
Suite 360
Maryland 21202, USA
Attn: Gary R. Pasternack – Chief Executive Officer

Any Party may, by notice to the other Parties given in the form specified in this Section 11.8, change the address to which such notices are to be given.  Notices delivered Personally shall be deemed communicated as of actual receipt; notices sent via overnight courier shall be deemed received three Business days following sending; notices mailed shall be deemed communicated as of seven (7) business days after mailing; and notices transmitted by email or facsimile transmission shall be deemed received upon return email or electronic facsimile acknowledgement of receipt.

11.9       Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or unenforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.10      Survival.  Except as expressly set forth herein, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Closing Date and shall remain in full force and effect.

11.11         No Implied Waiver.  No failure or delay on the part of the Parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.12         Amendments.  Any amendment or modification of this Agreement shall only be valid if made in writing and signed by the Parties hereto.

11.13        Independent Contractors.  The relationship between Seller on the one hand and Buyer on the other had is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between Seller on the one hand and Buyer on the other hand.

11.14          Expenses.  Except as expressly set forth herein, each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

11.15         Representation By Counsel; Interpretation.  Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Seller and Buyer.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

    “Buyer”

    RETROPHIN, INC.

    By:    /s/ Steve Aselage
    Title:    Chief Executive Officer

    “Seller”

    ASKLEPION PHARMACEUTICALS, LLC

    By:    /s/ Kevin Jackson
    Title:    Chairman Board of Managers